Exhibit 99.1

For Immediate Release

Contact:                               Contact:
W. Garth Sprecher                      Kim Thompson
D&E Communications, Inc.               VoiceStream Wireless
(717) 738-8304                         (425) 378-4074

         D&E Communications, Inc. Sells Its Interest in PCS ONE Joint Venture to VoiceStream Wireless

EPHRATA, PA October 18, 2001:  D&E Communications, Inc.
(NASDAQ NMS: DECC), announced today the execution of a definitive agreement to sell to VoiceStream Wireless
Corporation D&E's 50% interest in PCS ONE.

D&E and VoiceStream are presently equal partners in D&E/Omnipoint Wireless Joint Venture, L.P., which is a wireless telecommunications company that conducts business as "PCS ONE" and provides service to approximately 100,000 customers in south central Pennsylvania. Under the agreement announced today, D&E will sell its 50% interest in PCS ONE to VoiceStream.

D&E currently estimates that it will receive approximately
$75 million in cash from the sale, after working capital and long-term debt adjustments of approximately $42 million. The sale includes PCS licenses to provide service to nearly 2 million people and operations in Pennsylvania including Lancaster, Reading, York, Harrisburg, Lebanon,
Camp Hill, and Mechanicsburg.

The sale is subject to regulatory approval by the Federal
Communications Commission and other customary closing conditions. D&E anticipates that the transaction will close in the first or second quarter of 2002.

D&E Communications, Inc. is an integrated communications provider based in Lancaster County, PA. Through its subsidiaries and affiliated companies, D&E offers both local and long distance service, Internet service, voice, data and video equipment, and computer networking services.

Comprehensive information about D&E Communications is available on the World Wide Web at http://www.decommunications.com.

Based in Bellevue, Washington, VoiceStream Wireless is a nationwide provider of wireless communication services and operates using the globally dominant GSM technology platform. VoiceStream is a member of T-Mobile
International group, the mobile telecommunications subsidiary of Deutsche Telekom (NYSE: DT). Through its subsidiaries and other investments, Deutsche Telekom today serves more than 62 million wireless subscribers worldwide.
For more information, visit the company web site at www.voicestream.com.

Note:

This press release contains statements of D&E's strategies, plans, and objectives, as well as estimates of financial condition, operating efficiencies and revenue generation associated with the events referenced herein.

These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities
Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements.

Factors that might cause such a difference include, but are
not limited to, general    economic conditions, changes in
interest rates, deposit flows, loan demand, real estate values and competition, changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic competitive, governmental regulatory, and technological factors affecting the conduct of the business of PCS ONE.

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